EXHIBIT 99.22

        Avocent and ClearCube Agree on Technology Cooperation


    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Aug. 23, 2006--Avocent Corporation (NASDAQ:AVCT) announced today that ClearCube Technology, Inc. has licensed certain patents from it and is evaluating certain other Avocent technologies with Avocent's Desktop Solutions Division for potential license. As a result of the agreement, the two companies dismissed the litigation between them.
    "We are pleased that we were able to reach agreement and bring this matter to a satisfactory conclusion," stated John R. Cooper, Chairman and Chief Executive Officer of Avocent. "Although we do not expect the agreement to have any impact on our expected revenues for the remainder of 2006, it provides us with the opportunity to work with ClearCube to develop new technologies and applications in the desktop, workstation, client blade, and desktop area network environments, areas where our Desktop Solutions Division is working to develop new technology."

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, branch offices, and small to medium size businesses worldwide. Branded and OEM products include remote and local access solutions for switching, serial console, power extension, intelligent platform management interface (IPMI), mobile and video display management solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development by Avocent of new products and technologies and Avocent's future protection of patent and intellectual property rights and litigation. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with product design efforts and the introduction of new products and technologies and risks associated with obtaining and protecting intellectual property rights and the uncertainty of litigation. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2006 and our quarterly report on Form 10-Q filed with the SEC on August 4, 2006. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


    CONTACT: Avocent Corporation
             Edward H. Blankenship, 256-217-1301